EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Mentor Graphics Corporation:

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774, 33-57147, 33-57149, 33-57151, 33-64717, 333-49579, 333-69223, 333-81991, 333-81993, 333-53236, 333-53238, 333-87364, 333-91266, 333-91272, 333-110916, 333-110917, 333-110919, 333-119244, 333-119245, 333-119246, 333-135888, 333-135889, 333-156106, 333-156107, 333-156108, and 333-161747) and on Form S-3 (Nos. 33-52419, 33-56759, 33-60129, 333-00277, 333-02883, 333-11601, 333-98869, 333-109885, and 333-134642) of Mentor Graphics Corporation and subsidiaries of our reports dated March 17, 2010, with respect to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of January 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2010, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2010, which reports appear in the January 31, 2010 annual report on Form 10-K of Mentor Graphics Corporation.

Our report on the consolidated financial statements refers to the Company’s change in its method of accounting for its 6.25% Convertible Subordinated debentures due to the retrospective adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of February 1, 2009.

/s/ KPMG LLP

Portland, Oregon

March 17, 2010